Exhibit 16.1

May 6, 2005

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C.   20549

Dear Sirs/Madams:

We have read Item 4.01 of TCI Solutions, Inc.'s Form 8-K dated May 6, 2005, and have the following comments:

1.    We agree with the statements made in the first, third and fourth paragraphs of Item 4.01 (a).

2.    We have no basis on which to agree or disagree with the statements made in the second paragraph of Item 4.01 (a) and Item 4.01 (b).

Yours truly,

/s/DELOITTE & TOUCH LLP

DELOITTE & TOUCH LLP

Costa Mesa, California